Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED BY [***] HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made and entered into as of 4th February, 2026 (the “Effective Date”), between

Loop Industries, Inc., a Nevada corporation with a principal place of business at 480 Fernand-Poitras, Terrebonne, Québec, Canada J6Y 1Y4 (“Loop”),

Ester Loop Infinite Technologies Private Limited, a private limited company incorporated under the provisions of the Companies Act, 2013, bearing Corporate Identification Number U22208HR2024PTC123517, having its registered office at Plot No.11 Block A, Infocity 1, Sector 34 Gurgaon 122001, Haryana, India (“JV Company”) and

Solely with respect to Article 5, and Article 9 and Article 8.1, Ester Industries Ltd., a company limited by shares with a principal place of business at Plot No.-11-A, Infocity-1, Sector 33–34, Gurgaon-122001, Haryana, India (“Ester”)

Each of Loop, Ester, and JV Company is a “Party”; together they are the “Parties”

BACKGROUND

A.

The Loop Parties (as defined below) have developed a proprietary depolymerization process, producing dimethyl terepthalate (“rDMT”) and/or mono ethylene glycol (“rMEG”) from PET and/or polyester, that can be used for the production of specialty polymers.

B.

Loop and Ester have entered into a Joint Venture Agreement dated May 1, 2024 (as amended, supplemented, or otherwise modified from time to time, the “Joint Venture Agreement”) to form the JV Company for the purpose of conducting the Business (as such term is defined in the Joint Venture Agreement), and are entering into this Agreement pursuant to the Joint Venture Agreement and concurrently with the formation of the JV Company (collectively the “JV Purpose”).

C.

Concurrently with the execution of this Agreement, the JV Company, Ester, and Loop are entering into a Marketing Agreement (such Marketing Agreement and any successor thereto mutually agreed upon by the Parties, the “Marketing Agreement”) to establish roles and responsibilities for the marketing of the rDMT, rMEG and/or Specialty Polymer Products (as defined below), and the Parties acknowledge that the JV Company’s license to and rights in respect of the Licensed Subject Matter (as defined below) shall be subject to the terms and conditions of this Agreement and the Marketing Agreement (to the extent applicable).

D.

In connection with the JV Purpose, JV Company shall own and operate the Licensed Facilities and may utilize Ester’s facilities for production of the Specialty Polymer Products in terms of a separate tolling arrangement to be executed between the JV Company and Ester from time to time.

E.

Consequently the JV Company wishes to receive from the Loop Parties, and the Loop Parties wish to grant to the JV Company, a license to certain Intellectual Property Rights (as defined below) for the purpose of building and operating the Licensed Facilities (as defined below) to manufacture, use, market, and sell rDMT, rMEG and/or Specialty Polymer Products made from such rDMT and/or rMEG under the terms and conditions set forth in this Agreement and the Marketing Agreement.

Now, therefore, in consideration of the mutual covenants and premises contained in this Agreement, and other good and valuable consideration, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

1.1

“Affiliate” means, with respect to a Party, any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with such Party. For the purpose of this definition, “control” means the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists; it being clarified that the JV Company will not be considered as an ‘Affiliate’ of either Ester or Loop for the purposes of this Agreement.

1.2	“Agreement” means this License Agreement.

1.3	“Agreed Claims” has the meaning given to it in Section 8.9.

1.4	“Bankruptcy Code” has the meaning given to it in Section 9.2.

1.5	“Bankruptcy Rejection” has the meaning given to it in Section 9.2.

1.6	“Board” has the meaning set forth in the Joint Venture Agreement.

1.7	“Claims” has the meaning given to it in Section 8.5.

1.8	“Confidential Information” has the meaning given to it in Section 6.1.

1.9	“Direct Indemnity Claim” has the meaning given to it in Section 8.6.

1.10	“Effective Date” has the meaning given to it in the preamble of this Agreement.

1.11	“Ester” has the meaning given to it in the preamble of this Agreement.

1.12	“Ester Personnel” has the meaning given to it in Section 3.3.

1.13	“Ester Services Agreement” has the meaning given to it in Section 3.3.

1.14

“First Commercial Sale” means, with respect to a Licensed Facility, the first Sale of a Licensed Product manufactured at such Licensed Facility, but excludes any sale or other disposal of a Licensed Product for test marketing, sampling and promotional uses, development, charitable purposes, or similar use.

1.15

“Improvement” means any incremental improvement, modification, enhancement, or other change to any Intellectual Property Right or Know-How associated therewith that does not significantly change the scope or nature of such Intellectual Property Right or Know-How.

1.16	“Ind AS” shall mean Indian Accounting Standards.

1.17	“Indemnitees” has the meaning given to it in Section 8.5.

1.18	“Indemnity Claim Notice” has the meaning given to it in Section 8.6.

1.19	“Indemnity Dispute Notice” has the meaning given to it in Section 8.7.

1.20

“Intellectual Property Rights” means all intellectual property rights arising in any jurisdiction, including: (a) all Patent Rights; (b) all trade-secret rights and all other rights in or to confidential or proprietary Know-How; (c) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (d) all Trademarks, and (e) any similar, corresponding or equivalent rights to any of the foregoing.

1.21	“IP Violation Notice” has the meaning given to it in Section 7.2(a).

1.22	“Joint Venture Agreement” has the meaning given to it in the recitals of this Agreement.

1.23	“JV Company” has the meaning given to it in the preamble of this Agreement.

1.24

“JV Facility” means a rDMT/rMEG Product and/or Specialty Polymer Product manufacturing facility (i) located in the Manufacturing Territory, (ii) owned or leased by the JV Company, and (iii) operated by a JV Company, whether existing as of the Effective Date or acquired or leased by the JV Company, during the term of this Agreement.

1.25	“JV Party” and “JV Parties” means the JV Company and its Subsidiaries.

1.26	“JV Purpose” has the meaning given to it in the recitals of this Agreement.

1.27	“JV Transaction Documents” has the meaning given to it in the Joint Venture Agreement.

1.28

“Know-How” means unpatented or unpatentable technical information, including know-how, show-how, ideas, concepts, formulas, methods, processes, techniques, procedures, manufacturing and production methods, designs, compositions, plans, documents, specifications data, inventions, discoveries and protocols.

1.29	“Late Payment” has the meaning given to it in Section 7.2(b).

1.30

“Law” means any law, statute, regulation, decree, ordinance, guidelines, directives, requirement, or other legally binding regulation, any holding, decision or order of a court, or any order of all relevant national, local or administrative authorities having competent jurisdiction.

1.31

“Licensable” means: (i) in reference to a Party and an Intellectual Property Right, that the Intellectual Property Right can be rightfully licensed by the Party under the scope granted to the other Party under this Agreement, and (ii) in reference to a Party and Know-How, that the Know-How is possessed by the Party, can be rightfully disclosed and delivered to the other Party by the Party, and can be rightfully licensed by the Party under the scope granted to the other Party under this Agreement; in either case without violating the terms of, or incurring any obligations to pay money or other consideration under, any agreement under which the Party as of the Effective Date holds or thereafter first acquires rights in such Intellectual Property Rights or Know-How.

1.32	“Licensed Facilities” means, to the extent built or retrofitted for the manufacture of Licensed Products, any JV Facility established by the JV Company in accordance with the Joint Venture Agreement.

1.33	“Licensed Facility Foreground IP” has the meaning given to it in Section 3.2.

1.34

“Licensed Products” means: (i) rDMT/rMEG Products, and (ii) Specialty Polymer Products that are produced using rDMT and/or rMEG where, in each case, (a) the DMT and/or MEG is produced through the depolymerization of PET and/or polyester, and (b) such depolymerization is covered by or otherwise involves the use of any of the Licensed Subject Matter.

1.35

“Licensed Subject Matter” means all Intellectual Property Rights that both (i) subject to Section 2.7, are Licensable by a Loop Party during the term of this Agreement, whether such Intellectual Property Rights are Licensable by a Loop Party as of the Effective Date or after the Effective Date, and (ii) claim or describe (a) manufacturing processes and technologies that were fully developed and tested as of the effective date of the Joint Venture Agreement for the depolymerization of PET and other polyester into rDMT and/or rMEG or (b) Loop Licensed Subject Matter Improvements. The patents that form part of the License Subject Matter are annexed at Exhibit B.

1.36	“Licensed Subject Matter Improvements” has the meaning given to it in Section 3.2.

1.37	“Loop” has the meaning given to it in the preamble of this Agreement.

1.38	“Loop Marks” means the Loop name and logo (such logo, the “Loop Logo”) specified in Exhibit A.

1.39	“Loop Background Intellectual Property” has the meaning given to it in Section 3.1.

1.40	“Loop Parties” means Loop and its Subsidiaries, excluding the JV Company.

1.41	“Losses” has the meaning given to it in Section 8.5.

1.42	“Manufacturing Territory” shall mean the Republic of India and such other territories as may be mutually agreed in writing by the Parties.

1.43

“Net Sales” means the gross amount actually collected by JV Company on Sales by the JV Company of Licensed Products, determined in accordance with the Ind AS accounting standards and principles, less the following (to the extent not already subtracted from the amounts billed or invoiced): (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken; (ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product which is paid by or on behalf of the JV Company (net of any reimbursements of any such taxes or other governmental charges to the applicable JV Company); and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit (net of any reimbursements of any such costs from customers to the JV Company). In any transfers of Licensed Products between the JV Company, any of its Subsidiaries, Loop, and/or Ester, Net Sales shall be calculated based on the final sale of the Licensed Product. In the event that the JV Company receives non-monetary consideration for any Licensed Products, Net Sales shall be calculated based on the fair market value of such consideration. Net Sales shall exclude scrap/ waste sales or any other unrelated sales by the JV Company.

1.44	“Party” and “Parties” have the meanings given to them in the preamble of this Agreement.

1.45

“Patent Rights” means the rights and interests in and to issued patents and pending patent applications and similar government-issued rights (e.g., utility models) protecting inventions in any country, jurisdiction or region (including inventor’s certificates and utility models), including patent term extensions and supplementary protection certificates, international patent applications filed under the Patent Cooperation Treaty (PCT) and any foreign equivalents to any of the foregoing.

1.46	“Payment Date” has the meaning given to it in Section 2.4(e).

1.47	“Person” has the meaning set forth in the Joint Venture Agreement.

1.48	“PET” means polyethylene terephthalate.

1.49	“Royalty Commencement Date” means, with respect to a Licensed Facility, the date of the First Commercial Sale of a Licensed Product manufactured by such Licensed Facility.

1.50	“Royalty Records” has the meaning given to it in Section 2.4(f).

1.51	“rDMT/rMEG Product” means any product that is formed or derived from rDMT and/or rMEG.

1.52

“Sale” means any sale of a Licensed Product to any customers by the JV Company, excluding, for the avoidance of doubt, any sale or other disposal of a Licensed Product for test marketing, sampling and promotional uses, development, charitable purposes, or similar use.

1.53	“Sales Territory” shall mean the entire world.

1.54	“Services” has the meaning given to it in Section 5.1.

1.55	“Shareholder” or “Shareholders” has the meaning given to it in the Joint Venture Agreement.

1.56

“Specialty Polymer Products” means any specialty polymer product or by-product manufactured using as a raw resource, or otherwise derived from rMEG and/or rDMT produced using the Licensed Subject-Matter, but excluding recycled PET unless otherwise explicitly agreed by all Parties in writing, which unless otherwise agreed to between the Parties shall be produced by Ester pursuant to a tolling arrangement between Ester and the JV Company.

1.57	“Sublicense Agreement” has the meaning given to it in Section 2.3.

1.58	“Subsidiary” means, with respect to a Party, any Affiliate of the Party that is majority-owned by the Party.

1.59	“Third Party Claim” has the meaning given to it in Section 8.11.

1.60	“Trademarks” means trademarks, service marks, trade dress rights and similar designation of origin and rights therein.

ARTICLE 2

LICENSES

2.1	Grant.

Subject to the terms and conditions of this Agreement, Loop, on behalf of itself and the Loop Parties, hereby grants to the JV Company a non-transferable (except as provided in Section 9.11), perpetual (subject to termination as provided in Article 7 of this Agreement), exclusive (only as provided in, and subject to, Section 2.2), royalty-bearing (as set forth in Section 2.4) license under the Licensed Subject Matter, without the right to grant sublicenses (unless expressly authorized by Loop in writing, and subject to subsection 2.3), to (a) build or retrofit Licensed Facilities in the Manufacturing Territory for the purpose of manufacturing Licensed Products, (b) manufacture Licensed Products at such Licensed Facilities, (c) sell and distribute the Licensed Products manufactured under subsection 2.1(b) above in accordance with the Marketing Agreement (to the extent it remains in effect) in the Sales Territory; and (d) otherwise use and modify Licensed Products solely to the extent authorized by the JV Transaction Documents in connection with the foregoing. Notwithstanding the above, it is hereby clarified in the event either Party terminates the Joint Venture Agreement, whether in accordance with the termination clause under the Joint Venture Agreement or otherwise, Loop shall continue to grant, and the JV Company shall continue to possess the License under the Licensed Subject Matter until the termination of this Agreement. Loop further covenants that it shall exercise commercially reasonable efforts to ensure that all Intellectual Property Rights comprised in the Licensed Subject Matter shall continue to remain Licensable to the JV Company at all times in accordance with this Agreement and shall continue to procure all third-party consents in this regard, if any. In case any such Intellectual Property Rights cease to be Licensable, Loop shall communicate to JV Company and Ester forthwith of the occurrence of such an event.

2.2	Exclusive Rights.

The license granted to the JV Company under Section 2.1 shall, subject to the provisions of Clauses 5.5 and 5.6 of the Joint Venture Agreement, be exclusive to the JV Company until the termination of this Agreement. Additionally, Loop agrees that, subject to the provisions of Clauses 5.5 and 5.6 of the Joint Venture Agreement, it will not (a) manufacture or license any third party to manufacture Licensed Products at any facilities in the Manufacturing Territory, or (b) offer for sale, sell, import, or distribute Licensed Products in the Manufacturing Territory (other than in accordance with the Marketing Agreement), or license any third party to do so (collectively, “Exclusivity Rights”); provided that the Exclusivity Rights shall continue until the termination of the Joint Venture Agreement, where such termination is arising due to any reason other than listing of the securities of the JV Company on a Recognized Stock Exchange (as defined in the Joint Venture Agreement). For the avoidance of doubt it is clarified that in case of termination of the Joint Venture Agreement due to the listing of securities of the JV Company on a Recognized Stock Exchange, the Exclusivity Rights shall continue in perpetuity and Clauses 5.5 and 5.6.5 of the Joint Venture Agreement shall be considered to be incorporated herein by reference and shall continue to apply mutatis mutandis to this Agreement.

Nothing in this Section 2.2 shall prohibit any Loop Party from (i) building or retrofitting any plant located outside of the Manufacturing Territory, for the purpose of manufacturing Licensed Products, (ii) offering for sale, importing, distributing, or otherwise commercializing, marketing, or selling outside of the Manufacturing Territory, or conducting research and development and feedstock analysis with respect to rDMT/rMEG Products or Specialty Polymer Products produced in its demonstration plant in Québec, Canada, or in any other plant located outside of the Manufacturing Territory, or (iii) manufacturing, commercializing, marketing, selling, or otherwise exploiting (or licensing third parties to do the same), anywhere in the world, any products that are not Licensed Products.

2.3

Sublicensing. In the event, the Parties mutually agree in writing that a sub-licensing of the license under the Licensed Subject Matter is required by the JV Company, the JV Company shall enter into a separate sub-licensing agreement with such sub-licensee, on such terms and conditions as may be approved by the Parties (“Sublicense Agreement”). Notwithstanding the foregoing, JV Company shall no longer be entitled to enter into new sub-licensing agreements relating to the license under the Licensed Subject Matter in the event that Loop holds less than a 50% equity interest in the JV Company unless the dilution of Loop’s shareholding is on account of Loop being a Committed Capital Defaulting Party as defined under the JVA.

2.4	Royalties. The royalties applicable to the Licensed Facilities are set forth below.

(a)

Licensed Facility Royalty. The Licensed Facilities shall have a royalty rate calculated as a percentage of Net Sales of Licensed Products in each applicable fiscal year. As such, the royalty fees payable by JV Company to Loop shall be equal to: (i) the aggregate Net Sales of Licensed Products in the applicable Fiscal Year; multiplied by (ii) the corresponding royalty fees percentage (set forth in the table below), being understood however that the royalty fees shall never be lower than the corresponding Floor (set forth in the table below), nor greater than the corresponding Cap (set forth in the table below). For the avoidance of doubt, if (i) the royalty fees calculated in accordance with this Section 2.4(a) are lower than the applicable Floor, the royalty fees shall be deemed to be equal to the Floor; and (ii) the royalty fees calculated in accordance with this Section 2.4(a) are greater than the applicable Cap, the royalty fees shall be deemed to be equal to the Cap. The applicable royalty fees percentage is applied on the total Net Sales for the applicable fiscal year and shall not be applied on a marginal basis nor as a bracket.

Net Sales of Licensed Products in the Applicable Fiscal Year (USD)	Royalty Fees percentage	Floor (USD)	Cap (USD)
0 to 500,000,000	[***]%	N.A.	N.A.
500,000,001 to 1,000,000,000	[***]%	10,000,000	15,000,000
1,000,000,001 to 2,000,000,000	[***]%	15,000,000	20,000,000
2,000,000,001 and up	The Parties will negotiate in good faith.	N.A.	N.A.

For illustration purposes only, (i) if the Net Sales in the applicable fiscal year are USD 1,100,000,000, the royalty fees payable pursuant to this Section 2.4(a) shall be equal to USD [***] and shall be calculated as follow : 1,100,000,000 * [***]% =[***], which amount is lower that the corresponding Floor, in which case the royalty fees are equal to the Floor; or (ii) if the Net Sales in the applicable fiscal year are USD 1,700,000,000, the royalty fees payable pursuant to this Section 2.4(a) shall be equal to USD [***]and shall be calculated as follow : 1,700,000,000 * [***]% =[***].

(b)	Statutory Deductions.

(c)	It is clarified that the royalty fees set out in Section 2.4(a) will be paid to Loop by the JV Company after making statutory deductions under applicable Law.

(d)

Commencement of Royalty Payments. The JV Company’s obligation to make royalty payments, as set forth in this Section 2.4, with respect to any Licensed Facility shall commence on the Royalty Commencement Date for such Licensed Facility and shall end upon termination of this Agreement.

(e)

Payment of Royalties. Subject to the realization of the outstanding amounts from Sales of the Licensed Products, the JV Company shall make any royalty payments applicable to its Licensed Facilities and owing under this Section 2.4 no later than the earlier of (i) with respect to the first, second, and third fiscal quarters of the JV Company’s fiscal year, forty-five (45) days following the end of the applicable fiscal quarter; and (ii) with respect to the fourth fiscal quarter of the JV Company’s fiscal year, promptly following the delivery by the JV Company’s auditor of the audited annual financial statements of the JV Company but no later than ninety (90) days following the end of such fourth fiscal quarter (the “Payment Date”).

(f)

Royalty Records and Audits. The JV Company shall maintain during the term of this Agreement and for two (2) years thereafter all documents, books, and records that are necessary for or otherwise relate to the calculation of royalties hereunder (“Royalty Records”) and shall make such Royalty Records available for examination by Loop during normal business hours. Loop shall have the option to engage, at its own expense, an independent certified public accountant (from one of the “Big Four” accounting firms provided that such Big Four is not the auditor of any of the Loop Parties) to examine, in consultation with the JV Company and its auditor, the Royalty Records to determine the correctness of any payment of royalties hereunder made by the JV Company, only in the event (i) if there is a disagreement at the Board of JV Company regarding the amount to be paid; or (ii) if none of the Loop Parties are a shareholder in the JV Company or otherwise none of the Loop Parties have detailed access to management and records of the JV Company. If any audit performed under this Section indicates that any payment due hereunder was underpaid, the JV Company shall pay the amount of any underpayment. If any audit performed under this Section indicates that any payment due hereunder was overpaid, Loop shall promptly credit to the relevant JV Parties the amount of any overpayment, which credit shall be applied against future payments made under Section 2.4(c). If any audit performed under this Section indicates that any payment hereunder was in error to Loop’s detriment by more than 5% for any fiscal year of the JV Company, the JV Company shall pay the cost of the audit.

(g)

Capacity. For the avoidance of doubt, it is hereby clarified that the JV Company may increase the capacity to manufacture Licensed Products at any Licensed Facility, and if the JV Company so increases the capacity of any such Licensed Facility, the royalty rate applicable to such Licensed Facility shall not increase above the applicable royalty rate set forth in this Section 2.4.

(h)

Increase of Royalty. If the Marketing Agreement is terminated in accordance with its terms thereof, then, subject to relevant regulatory approvals and Applicable Law, the License royalty payable under this Agreement, shall be calculated in the same manner as set forth in Section 2.4(a), with the exception that the table set forth therein shall be deleted and replaced with the following:

Net Sales of Licensed Products in the Applicable Fiscal Year (USD)	Royalty Fees percentage	Floor (USD)	Cap (USD)
0 to 500,000,000	[***]%	N.A.	N.A.
500,000,001 to 1,000,000,000	[***]%	25,000,000	40,000,000
1,000,000,001 to 2,000,000,000	[***]%	40,000,000	60,000,000
2,000,000,001 and up	The Parties will negotiate in good faith.	N.A.	N.A.

For illustration purposes only, (i) if the Net Sales in the applicable fiscal year are USD 1,100,000,000, the royalty fees payable pursuant to this Section 2.4(h) shall be equal to USD [***] and shall be calculated as follow: 1,100,000,000 *[***]% =[***], which amount is lower that the corresponding Floor, in which case the royalty fees are equal to the Floor; or (ii) if the Net Sales in the applicable fiscal year are USD 1,700,000,000, the royalty fees payable pursuant to this Section 2.4(h) shall be equal to USD [***]and shall be calculated as follow: 1,700,000,000 * [***]% =[***].

2.5

Delivery. As soon as practicable after the Effective Date, and in any event within sixty (60) business days after the Effective Date, Loop shall use commercially reasonable efforts to deliver to JV Company copies of material documentation that exists as of the Effective Date and is reasonably required by the JV Company to exercise the rights granted with respect to the Licensed Subject Matter, including the JV Company’s use thereof as contemplated by this Agreement, (other than any Licensed Subject Matter Improvements (as defined in Section 3.1)) that is Licensable by the Loop Parties as of the Effective Date. In addition, during the term of this Agreement, Loop will use commercially reasonable efforts, as it would use for its own business, to promptly provide the JV Company with details, in writing, of any material Loop Licensed Subject Matter Improvements (as defined in Section 3.1). The JV Company will use commercially reasonable efforts to promptly provide Loop with details, in writing, and documentation of any Licensed Subject Matter Improvements. To the extent Loop or the JV Company identifies material documentation or other information required to be provided to the JV Company pursuant to this Section 2.5, but that was not provided to the JV Company, Loop agrees to use commercially reasonable efforts, as it would use for its own business, to promptly provide such materials or information to the JV Company. If the JV Company reasonably believes that it requires additional materials or information to exercise the rights granted with respect to the Licensed Subject Matter, including the Loop Licensed Subject Matter Improvements, Loop agrees to discuss in good faith with the JV Company promptly providing such information to the JV Company to the extent in the possession or control of Loop. For the avoidance of doubt, this Section 2.5 sets forth all of Loop’s obligations with respect to delivering copies of documentation of any Licensed Subject Matter or Licensed Subject Matter Improvements (including any Intellectual Property Rights therein).

2.6

Ownership. Except as provided in this Article 2 and in Article 3 and Article 4, no Party grants to the other any rights or licenses under its Intellectual Property Rights. At all times each Party retains ownership of its Intellectual Property Rights and Trademarks and, subject to Section 2.2, Loop Parties may use, commercialize and otherwise exploit the Licensed Subject Matter themselves or with third parties. For the avoidance of doubt, in the event of any sale, assignment or transfer of ownership of any Licensed Subject Matter owned by any of the Loop Parties to another Person, the Licensed Subject Matter shall remain subject to the licenses and rights granted to the JV Company in and to such Licensed Subject Matter on the same terms and conditions as set out in this Agreement. Moreover, it is clarified that in the event of any such sale, assignment or transfer Loop and Loop Parties shall: (i) intimate the JV Company and Ester of such sale, assignment or transfer prior to its consummation; and (ii) ensure that such Person adheres to the terms and conditions set forth hereunder this Agreement and may to this end provide for a deed of adherence or similar document to the JV Company. Each Party shall use commercially reasonable efforts to promptly notify the other Party in writing of any known or suspected infringement of the Licensed Subject Matter. Neither Party shall be responsible to the other Party for any costs and expenses related to the preparation, filing, prosecution or maintenance of any applications, registrations or issuances, including all renewals and extensions, of any Intellectual Property Rights owned by the other Party. For the avoidance of doubt, the JV Company will not be responsible for any such costs and expenses related to the Licensed Subject Matter, including with respect to any patents and patent applications contained therein.

2.7

Registration of License. Any party receiving a license under this Agreement shall have the right to register or record the existence of such license with any applicable governmental authority, including any applicable patent office, as reasonably necessary to perfect or secure such party’s rights in and to such license, in each case, at its own cost and expense, provided that such registration or recordation does not require disclosure of this Agreement or its terms other than the existence of the relevant license. The applicable licensor party agrees to reasonably cooperate with such licensee party as reasonably necessary for the registration or recordation of the existence of such license.

2.8

Option for Fee-Based Additional Licensed Subject Matter. In the event a Loop Party owns, licenses, develops or otherwise acquires or obtains any rights to Intellectual Property Rights after the Effective Date that are not included as Licensed Subject Matter under this Agreement (which for the avoidance of doubt shall exclude any Licensed Subject Matter Improvements) solely because its license to the JV Company or use by the JV Company would require a payment by a Loop Party to a third party (and therefore it does not fall under the definition of “Licensable” under this Agreement), but otherwise would qualify as Licensed Subject Matter, then Loop shall give the JV Company prompt written notice of such Intellectual Property Rights and the financial terms by which the JV Company may obtain a license to such Intellectual Property Rights on a pass-through basis (with no additional fee to be charged by any Loop Party other than the additional fees that it will incur based on the license being granted to the JV Company under this Agreement). The JV Company shall have the option to include such additional Intellectual Property Rights within the scope of this Agreement upon written notice to Loop, in which case such Intellectual Property Rights shall thereafter be considered Licensed Subject Matter, and the JV Company will be responsible for paying Loop the corresponding payment obligation thereafter.

2.9

Licensed Subject Matter Defense. The JV Company will use reasonable efforts to observe the market in their region to identify potential material infringement or misappropriation of the Licensed Subject Matter and will notify Loop Parties promptly about any indication of such material infringement or misappropriation that is discovered.

2.10

Exchange Conversion: For the purposes of determination of Net Sales for a Fiscal Year provided in the tables above in this Article 2, and consequently the Royalties in accordance with Section 2.4, the INR to USD conversion rate shall be the average of the applicable reference rate available at https://www.fbil.org.in/#/home, for the relevant Fiscal Year.

ARTICLE 3

INTELLECTUAL PROPERTY

3.1

Loop Background Intellectual Property Rights. The JV Company agrees that unless expressly provided otherwise, all Intellectual Property Rights conceived, developed or reduced to practice prior to the Effective Date of this Agreement (including, but not limited to know-how, specifications, database and other information and documents) and to which Loop, in whole or in part, possesses rights as owner, licensee or otherwise and all rights, titles, interests and improvements thereto conceived, developed or reduced to practice by the Loop Parties outside of the scope of this Agreement (“Loop Background Intellectual Property”) shall remain the sole property of Loop. The JV Company shall not be granted any rights, titles or interests whatsoever with respect to such Loop Background Intellectual Property except as set forth in this Agreement. Despite the foregoing, should the Loop Background Intellectual Property be included in or required to use the Licensed Subject Matter created under this Agreement, then Loop agrees to grant to the JV Company a non-transferable (except as provided in Section 9.11), perpetual (subject to termination as provided [in the Joint Venture Agreement and] in Article 7 of this Agreement), exclusive (only as provided in, and subject to, Section 2.2), royalty-free license under the Licensed Subject Matter, without the right to grant sublicenses (unless expressly authorized by Loop in writing, and subject to the restrictions and conditions in subsection 2.3) to in such Loop Background Intellectual Property only to the extent necessary for the necessary JV Company to avail itself of its rights and perform its obligations under this Agreement.

3.2

Ownership During the Term and License-Back. During the term of the JV Transaction Documents, Loop shall own all right, title, and interest (including Intellectual Property Rights) in, to, and under any Improvements to the Licensed Subject Matter that are produced, developed, created, authored or reduced to practice in the Licensed Facilities (“Licensed Subject Matter Improvements”) that are made by or on behalf of Loop, or the JV Company (irrespective of the scope of contribution or inventorship); provided, that all Licensed Subject Matter Improvements shall be deemed to be included in the Licensed Subject Matter for purposes of this Agreement. Without limiting the generality of the foregoing, Loop shall own any other Intellectual Property Rights that are produced, developed, created, authored or reduced to practice in the Licensed Facilities that does not constitute Licensed Subject Matter Improvements, irrespective of inventorship, authorship or reduction to practice (“Licensed Facility Foreground IP”). Notwithstanding anything to the contrary contained in this Agreement, it is hereby clarified that in the event Loop makes Improvements to the Licensed Subject Matter by itself or through the Licensed Facilities or the JV Company, such Licensed Subject Matter Improvements shall be deemed to be licensed to the JV Company under this Agreement in perpetuity without any additional cost or any additional royalty payments.

3.3

Rights Related to Ester Services. To the extent that personnel of Ester or its Affiliates (“Ester Personnel”) provide services to the JV Company pursuant to one or more written agreements between Ester or its Affiliates and the JV Company (each an “Ester Services Agreement” which will be subject to prior written approval by Loop if the Ester Personnel will have access to any Licensed Subject Matter) and any Licensed Subject Matter Improvements are developed by such Ester Personnel in connection with such services, such Licensed Subject Matter Improvements (together with all other technology developed under such Ester Services Agreement) will be deemed to be Licensed Subject Matter, provided that such Ester Personnel must obtain written approval from the Board prior to developing or implementing any such Licensed Subject Matter Improvements. The JV Company shall ensure that the relevant Ester Services Agreement effectively assigns all right, title, and interest in and to such Licensed Subject Matter Improvements and other technology to the JV Company.

3.4

Further Assurances. Loop and the JV Company shall promptly take such steps and actions, including the execution of any documents, files, registrations or other similar items, to ensure that all right, title and interest in the Licensed Subject Matter Improvements and any associated Intellectual Property Rights are properly assigned to or recorded in the name of Loop, provided that such Licensed Subject Matter Improvements and any associated Intellectual Property Rights are licensed to the JV Company in accordance with this Agreement. The JV Company shall also provide reasonable cooperation to Loop, and secure the cooperation of its personnel, as may be reasonably necessary to file, register, or otherwise obtain any Intellectual Property Rights associated with Licensee Improvements.

3.5

No Transfer. For the avoidance of doubt, and notwithstanding anything to the contrary in this Agreement, any licenses granted pursuant to of this Agreement, as applicable, shall survive any transfer of ownership of the Licensed Subject Matter Improvements pursuant to this Section 3.5.

3.6

Enforcement. JV Company shall promptly provide (but in no event later than ten (10) Business Days after the JV Company becomes aware of it) written notice to Loop reasonably detailing any known or alleged infringement or misappropriation of any of the Licensed Subject Matter by any third party. Loop shall have the first right but not the obligation to institute and direct legal proceedings against any third party believed to be infringing or misappropriating any Licensed Subject Matter or otherwise take action to abate such activities. JV Company will cooperate with Loop as may reasonably be requested by Loop, at its own reasonable cost and expense.

ARTICLE 4

TRADEMARK LICENSE

4.1

Grant. Subject to the terms and conditions of this Agreement, Loop hereby grants to the JV Company, in consideration for the payments contemplated by JV Company hereunder, a revocable, non-exclusive, non-transferable, non-assignable, fully-paid, , license, without the right to grant sublicenses, to use the Loop Marks in the Sales Territory, solely in accordance with the Trademark usage guidelines communicated to the JV Company by Loop from time to time and solely in connection with the packaging and sale, in accordance with this Agreement, the Marketing Agreement (to the extent remaining in effect), and the Joint Venture Agreement, of Licensed Products meeting the product quality control standards communicated to the JV Company by Loop from time to time, it being understood that Loop may update Trademark usage guidelines and product quality control standards on the JV Company from time to time, and the JV Company will be obligated to comply with such updated guidelines and standards provided that such updated guidelines and standards are no more stringent than the guidelines and standards Loop has established for itself or its other licensees of the Loop Marks and such updated guidelines and standards do not conflict with or modify the terms of this Agreement.

4.2	Usage Audits and Controls. The JV Company shall comply with the following:

(a)

Acknowledgment and Compliance. The JV Company acknowledges and is familiar with the high standards, quality, style, and image of Loop, and the JV Company at all times shall conduct its business and use the Loop Marks in a manner consistent with these standards, quality, style, and image. Without limiting the foregoing, the JV Company shall comply with the guidelines and standards provided for in accordance with Section 4.1.

(b)

Usage Audits and Inspections. The JV Company shall permit, and shall use best efforts to obtain permission for, Loop at all reasonable times to inspect any Licensed Facility to ensure compliance with the guidelines and standards set forth in Section 4.1 or any other specifications or requirements set forth in this Agreement.

4.3

Ownership. JV Company acknowledges that as among the Parties, Loop retains ownership of the Loop Marks and the goodwill associated therewith. JV Company agrees that it will not do anything inconsistent with such ownership and that all use of the Loop Marks by the JV Company will inure to the benefit of and be on behalf of, Loop. JV Company agrees further, that nothing in this Agreement will be construed as granting to JV Company any right, title or interest in the Loop Marks, other than the right to use the Loop Marks in accordance with this Agreement. JV Company, agrees that it will not contest, oppose or challenge Loop’s ownership of and title to the Loop Marks or contest, oppose or challenge the validity of the Loop Marks.

ARTICLE 5

LOOP SERVICES

5.1

Provision of Included Services. For the term of this License Agreement, Loop shall provide, as deemed appropriate by Loop, acting reasonably, the following services relating to the Licensed Subject Matter (the “Services”) which are provided at no additional cost to the JV Company other than through the payment of the royalties pursuant to Section 2.4 hereof:

(a)	maintenance, scale-up renovations and technical adjustments to Loop’s pilot plant, laboratories and facilities to optimize performance;

(b)	research and development regarding (i) analytical methods, and (ii) research methodology;

(c)	feedstock testing process and procedure;

(d)	branding and executed activations;

(e)	intellectual property management including timely renewals and filing of fresh applications;

(f)	life-cycle analysis;

(g)	assist and provide support for the JV Company to obtain all required quality certifications;

(h)	technology upgrades related to the Licensed Subject Matter as and when developed by Loop; and

(i)	provide full support to establish productivity and quality of the each JV Facility and the JV Products of the JV Company.

5.2

Additional Services. The Parties agree that any services required by the JV Company which do not form a part of the Services, shall be provided by Loop to the JV Company on such terms as may be agreed amongst the Parties.

5.3	Service Standard. Loop shall:

(a)	provide or procure the provision of the applicable Services:

(i)	in compliance with all applicable Laws;

(ii)

to a standard which is (including with respect to the nature, quality and timelines) equivalent to the standard to which equivalent services are provided (or procured) by Loop in the ordinary course of business to its other licensees of the Licensed Subject Matter; and

(b)

without prejudice to the generality of (a), use commercially reasonable efforts to perform or procure the performance of the Services in a professional manner using reasonable skill, care and diligence provided, for greater certainty, that the foregoing shall not require Loop to hire a new employee, contractor or other person or maintain the employment or contract relationship with an employee, contractor or other person if such employee’s, contractor’s or other person’s services within Loop’s organisation would otherwise no longer be required, as long as the Services are performed in accordance with the standard of services contemplated in this Section 5.3.

5.4

Service Correction. Without prejudice to any other provision of this Agreement, in the event that Loop commits a demonstrable error with respect to any Service or otherwise fails to perform any Service in accordance with Section 5.3, at the JV Company’s reasonable written request, Loop shall use commercially reasonable efforts and good faith to correct such error and to re-perform or cause to be re-performed such Service at no additional cost to the JV Parties.

5.5

No Representation. The JV Company acknowledges and agrees that subject to the obligations of Loop contained in this Agreement and in particular subject to Loop’s obligations to meet the standard of service described in Section 5.3, except as may be agreed-upon between Loop and JV Company for a particular Service, Loop does not make any representations or warranties whatsoever, whether express, implied, statutory or otherwise, regarding the Services.

5.6

Intellectual Property Rights. All rights, titles and interests in the Intellectual Property Rights stemming from or related to the Services rendered by Loop or its Affiliates to the JV Company under this Article 5, or embodied in any deliverables related thereto, shall, at all times, remain the property of Loop. The JV Company shall assign to Loop any and all Intellectual Property Rights as needed to affect the foregoing.

ARTICLE 6

CONFIDENTIAL INFORMATION

6.1

Confidential Information. The term “Confidential Information” means any information disclosed by one Party to the other (i) prior to the date of this Agreement but with respect to the subject matter of this Agreement, or (ii) pursuant to this Agreement, in each case which is in written, graphic, machine readable or other tangible form and is marked “Confidential,” “Proprietary” or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one Party to the other pursuant to this Agreement, pro‐vided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing Party, within thirty (30) days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party. Notwithstanding the foregoing, it is hereby acknowledged and agreed that all Licensed Subject Matter delivered or disclosed to the JV Company under this Agreement shall be considered Loop’s Confidential Information, whether marked or otherwise designated as such, other than publicly accessible information concerning Loop’s issued patents and published patent applications.

6.2

Obligation. Each Party shall treat as confidential (as set forth herein) all Confidential Information of the other Parties and shall not use such Confidential Information except as expressly permitted by this Agreement or as otherwise authorized by the disclosing Party in writing. Each Party shall implement reasonable procedures to prohibit the unauthorized disclo‐sure or misuse of the other Parties’ Confidential Information and shall not disclose such Confidential Information to any third party (including any Affiliates) except as may be necessary to exercise the rights and perform the obligations of such Party under this Agreement, and then subject to confidentiality obligations at least as protective of the Confidential Information as those set forth in this Article 6. Furthermore, notwithstanding the foregoing, the JV Company shall not disclose or permit any disclosure of any Licensed Subject Matter to any Ester Personnel, except on a confidential basis to Ester Personnel who are engaged, subject to and in accordance with the foregoing sentence, pursuant to the JV Transaction Documents. Each of the Parties shall use at least the same procedures and degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other Parties under this Agreement, but in no event less than reasonable care.

6.3	Exclusions. Notwithstanding the foregoing, Confidential Information excludes information that:

(a)	was publicly available at the time it was disclosed or becomes publicly available through no fault of the receiving Party;

(b)	was known to the receiving Party, without similar confidentiality restriction, at the time of disclosure;

(c)	was independently developed by the receiving Party without any use of the Confidential Information of the disclosing Party; or

(d)

becomes known to the receiving Party, without similar confidentiality restriction, from a source other than the disclosing Party, without similar confidentiality restriction and without breach of this Agreement by the receiving Party.

6.4

Compelled Disclosure. The receiving Party may disclose the Confidential Information of disclosing Party to the extent compelled to do so by law, a court or other authority; provided that the receiving Party shall give the disclosing Party prompt written notice so that the disclosing Party may take steps to oppose such disclosure.

6.5

Confidentiality of Agreement. Each Party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the others’ Confidential Information and that no public reference to the terms and conditions of this Agreement or to activities pertaining to this Agreement can be made without the prior written consent of the other Parties; provided, however, that each Party may disclose the terms and conditions of this Agreement: (i) as required by any court or other governmental body; (ii) as otherwise required by Law; (iii) to legal counsel and/or auditors, representatives of the Parties, subject to such them agreeing to be bound to similar confidential restrictions; (iv) in public documents, in connection with the requirements of an initial public offering, secondary offering, or debt offering or any securities filing of the Parties; (v) in confidence, to accountants, banks, and financing sources and their advisors; (vi) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; or (vii) in confidence, in connection with a merger or acquisition or proposed merger or acquisition, or the like.

ARTICLE 7

TERM AND TERMINATION

7.1

Term. This Agreement begins on the Effective Date and shall continue indefinitely unless sooner terminated as provided in this Article 7, provided that with respect to any Intellectual Property Right or Trademark licensed by a Party to the other Party, the licenses granted herein shall terminate with respect to the Intellectual Property Right or Trademark upon the expiration, abandonment or invalidation of the Intellectual Property Right or Trademark.

7.2	Termination by Loop. Loop shall be entitled to terminate this Agreement only as set forth in this Section 7.2 and 7.3.

(a)

Infringement and Breach of Confidentiality Obligations. If Ester or the JV Company infringes any of Loop’s material Intellectual Property Rights or breaches its obligations under this Agreement or any Ester Services Agreement to not use or disclose any Confidential Information constituting a material trade secret of Loop, then Ester, or the JV Company, as applicable, shall use its best efforts to cure such infringement or breach within thirty (30) days of written notice by Loop to the JV Company (the “IP Violation Notice”). If Ester, or the JV Company, as applicable, has not cured such infringement or breach, as determined in Loop’s reasonable discretion, within ninety (90) days of the original IP Violation Notice, then Loop shall be entitled to immediately terminate this Agreement by written notice to the JV Company and Ester, provided that Loop shall not have the right to terminate this Agreement in accordance with this Section 7.2(a) where such infringement or breach has occurred due to any default of an employee of Ester or the JV Company, where Ester or the JV Company, as the case may be has (1) ensured that such employee has entered into a confidentiality and non-disclosure agreement with Ester or the JV Company, as the case may be, providing that such employee be bound by confidentiality obligations which are materially similar to the confidentiality obligations set out in this Agreement applicable to Ester and the JVCo prior to the occurrence of any such infringement or breach, and (2) used its best efforts to remedy the infringement, violation or breach immediately upon being notified and taken active steps to ensure that such notification may occur.

(b)

Breach of Payment Obligations. If Loop does not receive any payment owed under Section 2.4(e) of this Agreement by the applicable Payment Date, then the JV Company shall, within thirty (30) days of written notice by Loop to the JV Company (the “Non-Payment Notice”), pay, or cause to be paid, to Loop (i) such outstanding payment and (ii) interest on such outstanding payment from the applicable Payment Date to the date of actual payment at the rate of twelve percent (12%) per annum (collectively, the “Late Payment”). Further, if Loop does not receive the full amount of the Late Payment within 120 (one-hundred and twenty) days after the issuance of the Non-Payment Notice due to any willful default of the JV Company, then Loop shall be entitled to immediately terminate this Agreement by written notice to the JV Company. The Parties further agree and acknowledge that in the event of a ‘cash shortage’ for the JV Company, as determined by the JV Board (including the positive votes of at least one (1) director appointed by Loop and one (1) director appointed by Ester), the payment obligations outlined in this Agreement shall be extended for such period as may be agreed upon by the JV Board. Further, Loop shall not have the right to terminate this Agreement for breach of the payment obligations as set out in this Section 7.2 during the pendency of such cash shortage period.

(c)

Remedies. For the avoidance of doubt, the termination rights and other remedies set forth in this Section 7.2 shall not be deemed to be Loop’s exclusive remedies, but are be in addition to all other remedies available to Loop under this Agreement, at law, or in equity.

7.3	Termination by Mutual Agreement. The Parties may terminate this Agreement by mutual written agreement.

7.4

Other Rights. Loop acknowledges that, except as expressly provided in this Article 7 and subject to termination as provided in the Joint Venture Agreement, the licenses granted under Section 2.1 of this Agreement are irrevocable and may not be canceled or terminated by Loop for any reason. However, should the JV Company breach this Agreement, Loop shall have the right to seek (i) an injunction restraining the JV Company from any purported breach of this Agreement, or specific performance requiring JV Company to comply with this Agreement, to the fullest extent permitted by law or equity, (ii) all such amounts to which Loop would be entitled as damages or otherwise under law or at equity, and (iii) any other rights or remedies available at law or equity other than termination of the licenses granted under this Agreement.

7.5

Effect of Termination; Survival. From and after the effective date of any termination, the licenses granted to the JV Company under Article 2, Article 3, and Article 4 shall terminate. The other rights and obligations of the Parties under the following Articles and Sections shall survive any expiration or termination of this Agreement: Article 1 (Definitions), Article 3 (Intellectual Property Rights), Article 4 (Trademark License), Article 5 (Loop Services), Article 6 (Confidential Information), Section 7.5 (Survival), Article 8 (Representations, Warranties and Indemnification), Article 9 (General Provisions), and Sections 4.3 (Ownership) and 7.4 (Other Rights). Loop shall be entitled to terminate the Marketing Agreement by written notice to Ester and JV Company upon the termination of this Agreement.

7.6	Consequences of Termination/Expiration:

Upon termination or expiration of this Agreement, the JV Company shall within ninety (90) days of such termination or expiration:

(a)	pay all outstanding amounts to Loop till the date of termination/expiry payable under this Agreement.

(b)	cease using the Licensed Subject Matter;

(c)	Erase the Licensed Subject Matter from its internal systems/servers in which it has been stored;

(d)	Maintain in confidence all knowledge of the Licensed Subject Matter and its use as provided hereunder; and

(e)

At the option of Loop, either return to Loop or destroy the Licensed Subject Matter or copies thereof and certify to Loop in writing that such destruction has occurred, save and except as may be required to be retained by the JV Company pursuant to any written directions of regulatory or statutory bodies or written order of the competent courts.

ARTICLE 8

REPRESENTATIONS, WARRANTIES, AND INDEMNIFICATION

8.1

Mutual Representations and Warranties. Without limiting the representations and warranties of the Parties under the JV Transaction Documents, each Party hereby represents and warrants to the other Party that.

(a)	Organization. It is a company/corporation (or limited liability company) duly organized (or formed), validly existing and in good standing under the Laws of its state of organization (or formation);

(b)

Authority; Enforceability. It has full corporate (or limited liability company) power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all its requisite entity action; and it has duly executed and delivered this Agreement, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with their respective terms; and

(c)

No Conflicts; Consents. Its execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate or conflict with its organizational documents or (ii) violate or conflict with any provision of law or governmental order applicable to it; and no consent, approval, waiver or authorization is required to be obtained by it from any person (including any governmental authority) in connection with its execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

8.2	Representations by Loop. Loop hereby represents and warrants to the JV Company that:

(a)	Loop has sufficient rights to license the Licensed Subject Matter (other than Licensed Subject Matter Improvements) and Loop Marks to the JV Company as specified in this Agreement;

(b)

as of the Effective Date, Loop is not aware of any material unauthorized use, infringement or misappropriation of the Licensed Subject Matter (other than Licensed Subject Matter Improvements) or Loop Marks by a third party;

(c)	as of the Effective Date, Loop is not aware of any pending or threatened litigation relating to the Licensed Subject Matter (other than Licensed Subject Matter Improvements) or Loop Marks;

(d)

as of the Effective Date, Loop is not aware of any Intellectual Property Rights or Trademarks of a third party that would be infringed by the JV Company’s use of the Licensed Subject Matter (other than Licensed Subject Matter Improvements) for the JV Purpose or Loop Marks or making or selling Licensed Products;

(e)	as of the Effective Date, Loop has in its possession all relevant information required to build, operate and market the Licensed Subject-Matter.

(f)	to the knowledge of Loop, neither the Licensed Subject Matter nor any element thereof will infringe or misappropriate the Intellectual Property Rights of any third party;

(g)	Loop has full right and power to enter into and perform this Agreement without the consent of any third party;

(h)	Loop will comply with all laws and regulations applicable to it under this Agreement; and

(i)

as of the Effective Date, the Licensed Subject Matter licensed to the JV Company under this Agreement constitutes all Intellectual Property Rights that are necessary or reasonably required by the JV Company to undertake the JV Purpose.

8.3

NO OTHER REPRESENTATIONS OR WARRANTIES. THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN THIS AGREEMENT AND THE JV TRANSACTION DOCUMENTS ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, CUSTOM, TRADE OR NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

8.4

LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, SPECIAL, INCIDENTAL, EXEMPLARY, STATUTORY, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, EXCEPT FOR (i) LOOP’S BREACH OF Article 5, (II) SUCH PARTY’S INFRINGEMENT OR MISAPPROPRIATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, (iii) SUCH PARTY’S GROSS NEGLIGENCE, FRAUD, OR WILLFUL MISCONDUCT, OR (iv) AMOUNTS PAYABLE TO THIRD PARTIES THAT ARE THE SUBJECT OF LOOP’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8.4. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE AGGREGATE LIABILITY OF EITHER PARTY FOR ANY CLAIM (AS DEFINED BELOW) SHALL BE LIMITED TO THE GREATER OF (i) 100% (ONE HUNDRED PERCENT) OF THE UNITED STATES DOLLAR AMOUNT OF ITS RESPECTIVE SHAREHOLDERS CAPITAL CONTRIBUTION AS DEFINED IN THE JOINT VENTURE AGREEMENT, OR (ii) THE TOTAL AMOUNT OF ROYALTIES APPLICABLE TO THE LICENSED FACILITIES PAID OR PAYABLE AS OF THE DATE OF THE EVENT GIVING RISE TO THE CLAIM. THIS CAP ON LIABILITY SHALL NOT APPLY TO (A) INSTANCES OF FRAUD IN RELATION TO CLAIMS; AND (B) LOOP’S INDEMNITY OBLIGATIONS UNDER SECTION 8.5 BELOW.

8.5

Indemnification for Infringement. Loop shall defend the JV Company and Ester and their respective directors, officers, and employees (collectively, the “Indemnitees”) from and against: (i) any documented and demonstrable direct damages and losses, including all reasonable and documented legal fees arising out of any breach of the Representations of Loop set out in Article 8.2 above; and (ii) any and all third party demands, claims, lawsuits, and actions asserted, made, or brought against any Indemnitee by any third party alleging infringement, misappropriation, or other violation of such third party’s Intellectual Property Rights solely by the Licensed Subject Matter and all Licensed Subject Matter Improvements (collectively, “Claims”), and Loop will indemnify the Indemnitees from and against all damages, losses, liabilities, obligations, settlements, judgments, costs and expenses, including all reasonable and documented legal fees, to the extent finally awarded by a court of competent jurisdiction to resolve such Claims or agreed to by Loop in settlement of such Claims (collectively, the “Losses”), except that Loop shall have no duty of indemnification for Claims or Losses arising or growing out of any Indemnitee’s gross negligence or willful misconduct.

8.6

Any Claim for indemnity pursuant to Section 8.5 above (“Direct Indemnity Claim”), shall be made by the Indemnitees by notice (“Indemnity Claim Notice”) in writing to Loop as promptly as practicable and in any event within 30 (thirty) days of the Indemnitees becoming aware of the occurrence of any such Claim for indemnity pursuant to Section 8.5 above, which shall set out in reasonable detail, (a) the amount of Losses claimed along with the specific provision of the Agreement pursuant to which the Losses are being claimed, and (b) brief summary of the facts underlying or related to such Claim and a statement that the Indemnitees seeks indemnification for Losses relating to such Claim along with documentary support to substantiate the Claim and ensure that Loop has been given all reasonable information as available with the Indemnitees, to investigate and defend such Claim. It is clarified that the delivery of an Indemnification Notice shall not preclude the Indemnitees from raising additional Claims if after delivering the Indemnity Claim Notice there is any increase in the extent of Losses actually incurred than what was stated in the Indemnification Notice.

8.7

Within thirty (30) business days of receipt of the Indemnity Claim Notice of such Direct Indemnity Claim or any such time as mutually agreed between the Parties, Loop may, (a) accept the Direct Indemnity Claim raised by the Indemnitees, or (b) issue a written notice to the Indemnitees stating that it is disputing the Direct Indemnity Claim raised by the Indemnitees and denying the liability to indemnify the Indemnitees for the Loss alleged to have been suffered by the Indemnitees, along with a summary of the basis for such objection (“Indemnity Dispute Notice”). It is hereby agreed that if Loop does not issue the Indemnity Dispute Notice within the aforesaid period, then, the Loop shall be deemed to have accepted the Indemnity Claim raised by the relevant Indemnitee(s).

8.8

If the Indemnifying Parties issue an Indemnity Dispute Notice, the Indemnifying Parties and the Indemnified Party shall, within 30 (thirty) days from the date of Indemnity Dispute Notice, attempt in good faith to resolve the dispute in terms of Section 9.7 (Disputes). If the Parties succeed in reaching an agreement on the dispute, the relevant Parties shall promptly prepare and sign a memorandum setting out such agreement.

8.9

Claims for indemnity for Loss specified in any indemnity Claim (a) which Loop accepts; and/ or (b) for which Loop issues the Indemnity Dispute Notice and which is determined per Section 9.7 (Disputes) are referred to, collectively, as “Agreed Claims”.

8.10	Within 30 (thirty) days of any amounts being accepted or determined as Agreed Claims in accordance with the foregoing, Loop shall pay to the Indemnitees an amount equal to the Agreed Claims.

8.11

If any claim or proceeding made against the Indemnitees, covered by the indemnity set forth in this Section 8 is at the behest of a third party (“Third Party Claim”), it shall be dealt with in the manner set out hereinafter:

(a)

The Indemnitees shall notify Loop of the Third Party Claim in writing as soon as reasonably practicable. Such notice must specify the facts giving rise to the claim as understood by Indemnitees and specify the amount of the claim, if known. It is hereby agreed by Loop that any failure or delay by the Indemnitees to notify Loop as aforesaid shall not prejudice the indemnification rights and/or remedies available to the Indemnitees;

(b)

Within 30 (Thirty) days of receipt of notice of the Third Party Claim from the Indemnitees, Loop shall have the right, but not the obligation, to (i) conduct and control any proceedings or negotiations, (ii) take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest any such claim in the name of and on behalf of the Indemnitees; (iii) enter into any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim and/or make any payments pursuant thereto, in its sole discretion (provided the settlement includes a complete release of the Indemnitees with respect to the claim), and (iv) employ counsel to contest any such claim or liability. If Loop assumes such control, the Indemnitees shall have the right to (i) participate in the negotiation, settlement or defense of such Third Party Claims at its own expense; and (ii) respond to notices from any governmental authority within the timelines indicated in such notices;

(c)

If Loop fail to assume the defense of any such Third Party Claim, the Indemnitees shall have the right but not the obligation to defend against such claim at Loop’s expense (including attorney’s fee), and Loop shall cooperate with the Indemnitees in defending such Third Party Claim. In such case, Loop shall be bound by the results obtained by the Indemnitees with respect to such Third Party Claim including pursuant to the entry of any compromise or settlement of, or the entry of any judgment arising from, the Third Party Claim in the Indemnitees sole discretion.

ARTICLE 9

GENERAL PROVISIONS

9.1

Subsidiaries of JV Company. To the extent that any Subsidiary of the JV Company benefits from this Agreement, JV Company shall procure that such Subsidiary abides by the terms and conditions of this Agreement applicable to JV Company.

9.2

Licensor Bankruptcy. Notwithstanding any provision contained in this Agreement to the contrary, if Loop Party becomes a debtor under the United States Bankruptcy Code 11 U.S.C. §101 et. seq. or any similar law in any other country (the “Bankruptcy Code”) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code or any foreign equivalent provision (a “Bankruptcy Rejection”), then (i) the licenses to the Licensed Subject Matter Improvements and Licensed Subject Matter described under this Agreement shall be deemed fully retained by and vested in the Loop Parties and JV Company respectively, as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code, and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which the JV Company or Loop Party is the debtor; and (ii) the non-debtor Loop Parties and JV Company shall have all of the rights afforded to non-debtor licensees under Section 365(n) of the Bankruptcy Code or any equivalent foreign provision.

9.3

Independent Contractors. The Parties are independent contractors. Nothing contained in this Agreement or done pursuant to this Agreement shall constitute either Party as the agent of the other Party for any purpose or in any sense whatsoever or constitute the Parties as partners or joint venturers.

9.4

Amendment. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either Party unless mutually assented to in writing by both Parties.

9.5

Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be delivered by prepaid air express or registered airmail, postage prepaid or by telefax, if confirmed or acknowledged, to the following:

If to Loop:

Loop Industries, Inc.

480 rue Fernand-Poitras

Terrebonne, Québec J6Y 1Y4

Canada

Email: [***]

Attention: Daniel Solomita

With a copy to:

Norton Rose Fulbright Canada LLP

1 Place Ville Marie, Suite 2500

Montréal (Québec) H3B 1R1, Canada

Email: vincent.filiatrault@nortonrosefulbright.com

Attention: Vincent Filiatrault

If to JV Company:

Attn: Pradeep Kumar Rustagi and cc to Company Secretary

Address: Plot No.11 Block A, Infocity 1, Sector 34 Gurgaon 122001, Haryana, India

Email: [***]

With cc to: [***]

If to Ester:

Attention: Mr. Arvind Singhania and cc to Company Secretary

Address: Plot No.-11-A, Infocity-1, Sector 33–34, Gurgaon-122001, Haryana, India

E-mail:         [***]

With cc to [***]

Each Party may change its address set forth above by written notice to the other.

9.6

Choice of Law. This Agreement shall be governed by and interpreted in accor‐dance with the laws of Republic of India, and all disputes arising out of this Agreement shall be dealt with in accordance with Section 9.8 below.

9.7

Disputes. All disputes, difference, controversy or claim between the Parties arising out of or in relation to this Agreement or the construction, interpretation, breach, termination or validity thereof (hereinafter referred to as “Dispute”) shall, upon the written request of any Party be referred to the authorized representatives of that Party for amicable resolution. The authorized representatives shall promptly meet and attempt to negotiate in good faith a resolution of the Dispute.

9.8

Arbitration. In the event that the Parties are unable to resolve the Dispute, then the Dispute shall be resolved in accordance with the provisions set out in Clause 17 of the JVA, which are hereby incorporated by reference.

9.9

Waiver. Any failure by either Party to enforce at any time any terms and conditions of this Agreement shall not be considered a waiver of that Party’s right thereafter to enforce such terms and conditions or any other terms and conditions of this Agreement.

9.10

Severability. Should any clause, sentence, section, article or paragraph of this Agreement judicially be declared to be invalid, unenforceable, or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement.

9.11

Assignment. This Agreement shall enure to the benefit of, and shall be binding upon, the Parties and their respective successors and assigns, but no Party may assign this Agreement, in whole or in part, without the prior written consent of the other Parties, except to a person into which it has merged or who has otherwise succeeded to all or substantially all of the business and assets of the assignor, and who has assumed in writing or by operation of law its obligations under this Agreement.

9.12

Entire Agreement. This Agreement (including its Exhibits) sets forth the entire agreement between the Parties as to the subject matter hereof and supersedes all previous negotiations, agreements and writings in respect thereto, and shall not be extended, supplemented or amended in any manner, except by an instrument in writing duly executed by authorized officers or representatives of both Parties.

9.13

Counterparts. This Agreement may be executed in counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate, as of the Effective Date, by their duly authorized officers or representatives.

Loop Industries, Inc.	Ester Loop Infinite Technologies Private Limited

By:	By:

Name: Mr Daniel Solomita	Name: Mr Arvind Singhania

Title: Chairman and CEO	Title: Chairman

Ester Industries Ltd.

By:

Name: Mr Pradeep Kumar Rustagi

Title: Director

EXHIBIT A

LOOP MARKS

EXHIBIT B

LIST OF PATENTS FORMING PART OF THE LICENSE SUBJECT MATTER